Pursuant to Rules 424(b)(3) and 424(c)
                                                   	Registration No. 333-15329

PROSPECTUS SUPPLEMENT #2
To Prospectus dated November 19, 1996


                     	STERLING HOUSE CORPORATION


Sterling House Corporation (the "Company") has prepared this Prospectus Supplement #2 to update certain information included in the Company's Prospectus dated November 19, 1996 relating to the Company's $35,000,000 aggregate principal amount of Convertible Subordinated Debentures due 2006 (the "Debentures"), issued in a private placement on May 17, 1996 (the "Debenture Offering") and the 1,561,106 shares of common stock, no par value, of the Company that are issuable upon conversion of the Debentures, subject to adjustment under certain circumstances.

The table set forth on Page 17 of the Prospectus, under the caption "SELLING DEBENTUREHOLDERS," is hereby supplemented as follows:

    				             Principal Amount	  Principal Amount
				                   of Debentures	    of Debentures	   Percent of Outstanding
Name				            Beneficially Owned	 That May be Sold	       Debentures
----                ------------------  ----------------  --------------------
Bank of New York	           $2,120,000	       $2,120,000	           6.1%
Bankers Trust Company	         400,000	          400,000	           1.1%
Brown Brothers Harriman
  & Co.	                     1,400,000	        1,400,000	           4.0%
Chase Manhattan Bank	          330,000	          330,000	           *
Chase Manhattan Bank, Trustee
	IBM Corp. Retirement
	Trust Dtd. 12/18/45	          500,000	          500,000	           1.4%
Bankers Trust Company, Trustee
	Chrysler Retirement Plan	   3,500,000	        3,500,000	          10.0%
Citicorp Services, Inc.	       970,000	          970,000	           2.8%
Commerce Bank of Kansas City,
 N.A.	                         250,000	          250,000	           *
Foundation Account No. 1	      510,000	          510,000	           1.5%
Investors Bank & Trust	      3,000,000	        3,000,000	           8.6%
Mellon Bank, Trustee
	Nynex Master Pension Trust
	Dtd. 01/01/84	                500,000	          500,000	           1.4%
Michael W. Meyer	               50,000           	50,000	           *
James J. O'Donnell	             50,000	           50,000	           *
Nicholas K. Pontikes, Trustee
	U/A Dtd. 08/24/95
	Pontikes Investments Tr.	     100,000	          100,000	           *
Prudential Securities
 Incorporated	                 200,000	          200,000	           *
Raymond  James & Associates,
 Inc.	                         355,000	          355,000	           1.0%

            				     Principal Amount	   Principal Amount
				                   of Debentures	    of Debentures	  Percent of Outstanding
Name				            Beneficially Owned	  That May be Sold	      Debentures
----                ------------------   ----------------  ---------------------
Sanwa Bank California	         990,000	           990,000	          2.8%
Elizabeth Scofield	             50,000	            50,000	          *
Nanette Scofield	               50,000	            50,000	          *
Nanette Scofield & Elizabeth
	Scofield, Trustees U/A Dtd.
 06/28/77	Anthony L. Scofield
 Trust	                         50,000	            50,000	          *
SSB-Custodian
	Global Proxy Unit, S5N W	   5,350,000	         5,350,000	         15.3%
State Street - Custodian
	GE Pension Trust	           2,500,000	         2,500,000	          7.1%
Strategic Restructuring
	Partnership, L.P.	            200,000	           200,000	          *
Swiss American Securities,
 Inc.	                       1,190,000	         1,190,000	          3.4%
Edith G. Tanenbaum	             50,000	            50,000	          *
Thermo Securities Corporation	 100,000	           100,000	          *
Andrew  L. Turner, Trustee
	U/A 06/14/94	                 450,000	           450,000	          1.3%
UMB Bank, N.A.	              2,000,000	         2,000,000	          5.7%
Martin Walsh	                   50,000	            50,000	          *
Wilmington Trust Co.	           20,000	            20,000	          *
Winchester Convertible Plus
 Ltd.	                       2,120,000	         2,120,000	          6.1%
---------------------------
*	Represents less than 1% ownership.


	The date of this Prospectus Supplement is June 24, 1997.